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                                                                   EXHIBIT 10.23

August 21, 2002

Mr. Jay B. Stephens

Dear Jay:

It is my sincere pleasure to extend to you an offer for the position of Senior Vice-President, General Counsel for Raytheon Company reporting to me. You will be a great addition to my Leadership Team. Your position will be an officer of the corporation and, along with the compensation outlined below, is subject to election by the Raytheon Board of Directors.

The offer is a base salary of $500,000 annually, residing in Raytheon's Corporate Offices in Lexington, Massachusetts.

Additional elements of this offer will consist of the following:

        .       You will be eligible for the Results Based Incentive Program
                (RBI) with a targeted incentive of 100% of base salary. This incentive will be pro rated and guaranteed in the first year.

        . Pending approval of the Management Development Compensation Committee of the Raytheon Board of Directors, you will be awarded 140,000 Raytheon stock options subject to the provisions of the Raytheon Stock Option Plan. These options will vest at one-third each year, over 3 years.

        . Pending approval of the Management Development Compensation Committee of the Raytheon Board of Directors, you will be awarded 75,000 shares of restricted stock subject to the provisions of the Raytheon Stock Plan. These shares will have restrictions lapse at a rate of one-third each year, over 3 years.

        . You will be eligible to participate in Raytheon's Long Term Achievement Program (LTAP). Beginning in January 2003, we will authorize 80% of your base salary in stock options which are performance based and vested on stock price appreciation at a value that is pre-determined in each annual plan.

        .       Eligibility to participate in Raytheon's Deferred Bonus Program.

        . If the Company without cause involuntarily separates you from employment, you will be entitled to a Separation Payment, to be paid in the lump sum, of two (2) years' compensation (base/bonus).

        . A Change of Control agreement of three times base and bonus with addition of three years added to age and service for pension - detailed agreement attached for your review.

        . Your Executive Pension Benefit will be calculated using the following:

                .       35% of final average earnings after 10 years of service

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                .       50% of final average earnings after 15 years of service

                        . Final average earnings = highest five years of earnings out of last ten

                        . All pension benefits offset by social security and any pension benefit received from a prior employer.

                . Should you not obtain ten years of service with the Company, your pension benefit will be provided under the terms of the Raytheon Salaried Pension Plan.

        . Participation in the Raytheon Health and Welfare Benefit Programs, as well as Raytheon's 401(k) plan with 4% Company match.

Executive Perk Benefits

        .       20 days per year of Paid Time Off.

        . You will be provided with a choice of a Company automobile or an allowance of $18,000 per year.

        . Senior Executive Life insurance of four (4) times your annual base salary, including basic life insurance provided for by the Company. Availability of Optional Life Insurance up to five (5) times your annual base salary.

        . Financial planning assistance of $15,000 during the first year, $12,000 per year thereafter.

        .       Excess liability coverage of $5 million.

Executive Relocation

        . Company paid relocation to the Boston, MA area under the Domestic Key Employees Policy including the following benefits.

                .       Purchase of your current residence

                .       Home search assistance

                .       Temporary living expenses

                .       New home purchase assistance

                .       Shipment of household goods

                .       Travel to new location

                .       Tax assistance

                . Two months pay for miscellaneous expenses associated with the move

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This offer is contingent upon your meeting the requirements on the enclosed
Minimum Conditions for Hire document. If you believe any of the terms or conditions in this letter are not consistent with your understanding, or if you have any questions, please don't hesitate to contact Keith Peden, or me for clarification.

Acceptance of the offer will be considered an acceptance to all the terms and conditions listed in the offer and attachments. Please sign below to indicate your acceptance and return this offer letter to me in the enclosed envelope. The duplicate letter is a copy for your records.

Jay, I am excited about the potential of you joining the team. I look forward to a swift and favorable response.

Yours truly,

Daniel P. Burnham

Chairman and Chief Executive Officer

cc: Keith Peden, Senior Vice-President Human Resources Warren Rudman, Raytheon Board of Director

Enclosures:

Duplicate Offer Letter
Return Envelope
Minimum Conditions of Hire
Change in Control Agreement
Relocation Policy

Jay B. Stephens

I have read and accept this offer and acknowledge receipt of all attachments referred to herein.

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/s/ Jay B. Stephens                              9/20/02
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Signature                                          Date